Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports, dated March 28, 2007, (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised)) accompanying the 2006 consolidated financial statements and schedule included in the Annual Report of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) and subsidiaries on Form 10-K for each of the years in the period ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Goldleaf Financial Solutions, Inc. and subsidiaries on Forms S-8 (File No. 333-72724; File No. 333-40520; File No. 333-116402; File No. 333-79345; File No. 333-79335; and File No. 333-13604).

/s/ Grant Thornton LLP

Raleigh, North Carolina
March 28, 2007